Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

N-2

PARTNERS GROUP NEXT GENERATION INFRASTRUCTURE, LLC

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Shares of Limited Liability Company Ownership Interests	(1)	457(o)		$	$899,000,000.00	0.0001381	$124,151.90
Fees Previously Paid	Equity	Shares of Limited Liability Company Ownership Interests	(2)	457(o)		$	$1,000,000.00		$138.10

Total Offering Amounts:							$900,000,000.00		124,290.00
Total Fees Previously Paid:									138.10
Total Fee Offsets:									0.00
Net Fee Due:									$124,151.90

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Offering Note(s)

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of determining the registration fee.
(2)	See footnote (1).